                                                                    Exhibit 12.2


                       SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED SHARE DIVIDENDS

                          (DOLLAR AMOUNTS IN THOUSANDS)

                                            Three Months Ended
                                                 March 31,                          Year Ended December 31,
                                          ----------------------   ----------------------------------------------------------
                                             1999        1998         1998        1997        1996       1995(a)      1994
                                          ----------  ----------   ----------  ----------  ----------  ----------  ----------

Net Earnings (loss) from Operations       $    7,352  $   33,485   $   67,480  $   38,241  $   (9,693) $  (21,274) $   11,849
Add:
     Interest Expense                         31,018      12,799       82,203     104,434     117,224     103,804      53,789
                                          ----------  ----------   ----------  ----------  ----------- ----------  ----------
Earnings as Adjusted                      $   38,370  $   46,284   $  149,683  $  142,675  $  107,531  $   82,530  $   65,638
                                          ==========  ==========   ==========  ==========  ==========  ==========  ==========

Combined Fixed Charges and
    Preferred Share Dividends:
     Interest Expense                     $   31,018  $   12,799   $   82,203  $  104,434  $  117,224  $  103,804  $   53,789
     Capitalized Interest                      4,440       6,504       26,703      69,883      11,448       4,404       3,184
                                          ----------  ----------   ----------  ----------  ----------  ----------  ----------

                                              35,458      19,303      108,906     174,317     128,672     108,208      56,973
    Preferred Share Dividends (b) (c)          6,685       3,904       22,315(d)   15,416      12,352          --          --
                                          ----------  ----------   ----------  ----------  ----------  ----------  ----------

Combined Fixed Charges and
    Preferred Share Dividends             $   42,143  $   23,207   $  131,221  $  189,733  $  141,024  $  108,208  $   56,973
                                          ==========  ==========   ==========  ==========  ==========  ==========  ==========

Ratio of Earnings to Combined Fixed
    Charges and Preferred Share
    Dividends                                   0.9          2.0          1.1         0.8         0.8         0.8         1.2
                                          ==========  ==========   ==========  ==========  ==========  ==========  ==========


(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Services Division from a related party.
(b) The Preferred  dividends  have been  increased to show a pretax  basis.
(c) Security  Capital  had no  preferred  dividends  prior to 1996.
(d) Excludes a one-time non-cash dividend of $19.8 million incurred in conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.